                                                                      EXHIBIT 11


                        MEDICORE, INC. AND SUBSIDIARIES
              EXHIBIT 11 COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                  (UNAUDITED)



                                    THREE MONTHS ENDED      SIX MONTHS ENDED
                                          June 30,              June 30,
                                     1995         1994      1995       1994
                                     ----         ----      ----       ----
PRIMARY

Weighted average shares
   outstanding                     5,454,940   4,974,940  5,454,940  4,974,940

Net effect of dilutive stock
   options-based on the modified
   treasury stock method for 1995
   and the treasury stock method
   for 1994.                         287,222     227,176    275,761    206,281
                                  ----------  ---------- ---------- ----------

                                   5,742,162   5,202,116  5,730,701  5,181,221
                                  ==========  ========== ========== ==========
Net income                        $  488,342  $  131,233 $  949,266 $  182,518
                                  ==========  ========== ========== ==========
Net income per share              $      .09  $      .03 $      .17 $      .04
                                  ==========  ========== ========== ==========


Note: Fully diluted earnings per share data has not been presented for 1995 or 1994 as it is not dilutive.